Exhibit 99.1
Cronos Group Reports 2022 Second Quarter Results

Consolidated net revenue increased by 48% year-over-year to $23.1 million in Q2 2022

Israel net revenue increased by 212% year-over-year to $7.2 million in Q2 2022

Announced achievement of THCV equity milestone

TORONTO, August 9, 2022 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2022 second quarter business results.

“I am encouraged by the progress we are making to realign our business around our brands to become more efficient in our decision making and agile throughout our supply chain,” said Mike Gorenstein, Chairman, President and CEO, Cronos. “Our supply chain transformation in Canada is going very well, with GrowCo achieving profitability in the year-to-date period, and the operational efficiencies we envisioned when we embarked on this initiative are starting to be realized. We are also refocusing the U.S. business to prioritize hero SKUs while leaning into adult-use product formats and concentrating on the direct-to-consumer channel. Although early in the repositioning of our U.S. business, we are confident the new strategy will improve our bottom-line while maintaining brand equity that we can leverage into cannabinoids beyond CBD, and in the U.S. THC market once regulations permit.”

“As we realign our business, we remain focused on what we know will drive differentiation: product development and long-term focused innovation. We continue to expand our borderless cannabinoid product portfolio with the recent launch of a CBN vape and gummy in select markets in Canada, and we achieved the THCV equity milestone in partnership with Ginkgo. Continuing to hit these productivity milestones fuels our innovation pipeline focused on creating borderless products with rare cannabinoids that amplify and differentiate the consumer experience. With a focus on utilizing rare cannabinoids, you have seen the success of our approach in the gummy category in Canada. We intend to apply this same strategy to win in other categories such as vapes and pre-rolls.”

Financial Results

(in thousands of USD)	Three months ended June 30,	Change	Six months ended June 30,	Change
2022	2021	$	%	2022	2021	$	%
Net revenue
United States	$1,459	$2,227	$(768)	(34)%	$3,787	$4,668	$(881)	(19)%
Rest of World	21,602	13,395	8,207	61%	44,307	23,565	20,742	88%
Consolidated net revenue	23,061	15,622	7,439	48%	48,094	28,233	19,861	70%

Cost of sales	18,941	19,445	(504)	(3)%	37,048	35,019	2,029	6%
Inventory write-down	—	11,961	(11,961)	(100)%	—	11,961	(11,961)	(100)%
Gross profit	$4,120	$(15,784)	$19,904	126%	$11,046	$(18,747)	$29,793	159%
Gross margin(i)	18%	(101)%	N/A	119	pp	23%	(66)%	N/A	89	pp

Net loss(ii)	$(20,338)	$(179,353)	$159,015	89%	$(52,991)	$(340,978)	$287,987	84%

Adjusted EBITDA(iii)	$(18,799)	$(49,759)	$30,960	62%	$(37,699)	$(86,333)	$48,634	56%

Other Data
Cash and cash equivalents(iv)	$789,543	$895,181	$(105,638)	(12)%
Short-term investments(iv)	155,352	201,699	(46,347)	(23)%
Capital expenditures(v)	1,905	2,118	(213)	(10)%	2,639	9,190	(6,551)	(71)%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) Net loss of $20.3 million in Q2 2022 improved by $159.0 million from Q2 2021. The improvement year-over-year was primarily driven by the reduction in the non-cash impairment loss on goodwill and indefinite-lived intangible assets and the fluctuation in the non-cash gain on revaluation of derivative liabilities.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Second Quarter 2022
•Net revenue of $23.1 million in Q2 2022 increased by $7.4 million from Q2 2021. The increase year-over-year was primarily driven by an increase in net revenue in the Rest of World (“ROW”) segment driven by growth in the Israeli medical market and the Canadian adult-use market.
•Gross profit of $4.1 million in Q2 2022 improved by $19.9 million from Q2 2021. The improvement year-over-year was primarily driven by the absence of inventory write-downs in the current period, increased revenue in the ROW segment driven mainly by sales of cannabis flower, a favorable mix of cannabis extract products that carry a higher gross profit and gross margin than other product categories, and lower cannabis biomass costs. Partially offset by lower fixed cost absorption due to the timing of wind down activities associated with the exit of the Peace Naturals Campus.
•Adjusted EBITDA of $(18.8) million in Q2 2022 improved by $31.0 million from Q2 2021. The improvement year-over-year was primarily driven by the improvement in gross profit and a decrease in sales and marketing, and general and administrative expenses as a result of the Company's strategic realignment (the “Realignment”).
•Capital expenditures of $1.9 million were essentially unchanged.

Business Updates

Strategic and Organizational Update

In the second quarter of 2022, following an evaluation of the U.S. business as part of the Company’s Realignment, the Company began a phased exit of the wholesale beauty category to focus the portfolio on adult-use product formats within the direct-to-consumer channel. As a result, the Company reduced sales and marketing headcount in the U.S. to better align the business structure with the new strategy. Due to the restructuring of the U.S. business and other newly identified cost savings opportunities, the Company now expects to incur approximately $6.4 million in expenses in connection with the Realignment, an increase from the previously stated $5.8 million.
In addition, the Company anticipates capital expenditures as a result of the Realignment of approximately $2.2 million to modernize information technology systems and build distribution capabilities. As of June 30, 2022, related capital expenditures were $0.3 million. As the Company continues with its transition through the second half of 2022, it anticipates that it will begin to incur the majority of the expected capital expenditures as part of the Realignment.

Brand and Product Portfolio

In the second quarter of 2022, Spinach® continued to organically expand market share in the edibles category in Canada. According to Hifyre data, Spinach® held an approximate 14.3% market share in the edibles category across Canada, which expands to approximately 18.6% within the gummy category during Q2 2022. Furthermore, three out of four SOURZ by Spinach™ gummies ranked in the top-10 for market share in Canada in Q2 2022 and all five of our gummy products across SOURZ by Spinach™ and Spinach FEELZ™ were in the top-15 for the same period.

The strong growth and demand for the products in the second quarter culminated in the SOURZ by Spinach™ brand winning 'Favorite Edible Product', in the People's Choice category at the O'Cannabiz Conference & Expo.

Subsequent to the second quarter, in July and August 2022, the Company launched two rare cannabinoid products featuring cannabinol (“CBN”) across select markets in Canada with intentions to expand across Canada over time. The first was a gummy featuring CBN under the Spinach FEELZ™ brand, Deep Dreamz Blueberry Pomegranate (2:1 THC|CBN), featuring 2 gummies per pack with 10mg THC and 5mg CBN per pack. The addition of a CBN-focused gummy further builds on our borderless rare cannabinoid portfolio and award-winning gummy platform. Additionally, the Company complemented the CBN gummy launch with an offering in the vape category, the Spinach FEELZ™ Deep Dreamz Blackberry Kush (7:1 THC|CBN) 1-gram vape.

Intellectual Property Initiatives

In June 2022, Cronos announced the achievement of the final productivity target for tetrahydrocannabivarin (“THCV”) under its strategic partnership (the “Ginkgo Strategic Partnership”) with Ginkgo Bioworks Holdings, Inc. (NYSE:DNA) (“Ginkgo”). THCV is hypothesized to reduce the appetite-enhancing property of THC. The Company is excited about the possibilities THCV is expected to provide and looks forward to getting more products with rare cannabinoids into market.

Global Supply Chain

In the second quarter of 2022, Cronos Growing Company Inc. (“Cronos GrowCo”) reported to the Company preliminary unaudited net revenue of approximately $5.2 million to licensed producers excluding sales to the Company. According to preliminary unaudited year-to-date results as of June 30, 2022, Cronos GrowCo has achieved profitability, and continues to build its wholesale customer base and is becoming a meaningful contributor to the Canadian cannabis supply chain. It was always Cronos' belief that large-scale agricultural producers would be the winners in cultivation and we are seeing early signs of this coming to fruition.

Appointments

In August 2022, the Company appointed Arye Weigensberg as Senior Vice President, Head of Research & Development, after serving in an interim capacity since November 2021. Prior to serving as interim Head of Research and Development, Mr. Weigensberg was the General Manager and Vice President of Research and Technology at Cronos Research Labs. Before joining the Company, Mr. Weigensberg was the CEO of Altria Israel Ltd (an Altria research and development hub). Since joining Cronos, Mr. Weigensberg has played a foundational role developing the scope of our rare cannabinoid work, while advancing our research capabilities to forge new strategies for differentiated cannabis products.

Rest of World Results

Cronos’ ROW reporting segment includes results of the Company’s operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended June 30,		Change			Six months ended June 30,		Change
	2022	2021	$		%	2022	2021	$		%
Cannabis flower	$15,739	$11,597	$4,142		36%	$34,364	$21,031	$13,333		63%
Cannabis extracts	5,582	1,531	4,051		265%	9,570	2,234	7,336		328%
Other	281	267	14		5%	373	300	73		24%
Net revenue	21,602	13,395	8,207		61%	44,307	23,565	20,742		88%

Cost of sales	17,280	17,862	(582)		(3)%	33,275	32,171	1,104		3%
Inventory write-down	—	11,961	(11,961)		(100)%	—	11,961	(11,961)		(100)%
Gross profit	$4,322	$(16,428)	$20,750		126%	$11,032	$(20,567)	$31,599		154%
Gross margin	20%	(123)%	N/A	143	pp	25%	(87)%	N/A	112	pp

Second Quarter 2022
•Net revenue of $21.6 million in Q2 2022 increased by $8.2 million from Q2 2021. The increase year-over-year was primarily driven by an increase in net revenue in the Israeli medical market largely attributable to the cannabis flower category and the Canadian adult-use market driven primarily by cannabis extract products.
•Gross profit of $4.3 million in Q2 2022 improved by $20.8 million from Q2 2021. The improvement year-over-year was primarily driven by the absence of inventory write-downs in the current period, increased cannabis flower revenue, the introduction of additional cannabis extract products that carry a higher gross profit and gross margin than other product categories, and lower cannabis biomass costs as we further leverage our joint venture with Cronos GrowCo. Partially offset by lower fixed cost absorption due to the timing of wind down activities associated with the exit of the Peace Naturals Campus.

United States Results

Cronos’ U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended June 30,		Change			Six months ended June 30,		Change
	2022	2021	$	%		2022	2021	$	%
Net revenue	$1,459	$2,227	$(768)	(34)%		$3,787	$4,668	$(881)	(19)%

Cost of sales	1,661	1,583	78	5%		3,773	2,848	925	32%
Gross profit	$(202)	$644	$(846)	(131)%		$14	$1,820	$(1,806)	(99)%
Gross margin	(14)%	29%	N/A	(43)	pp	—%	39%	N/A	(39)	pp

Second Quarter 2022
•Net revenue of $1.5 million in Q2 2022 decreased by $0.8 million from Q2 2021. The decrease year-over-year was primarily driven by a reduction in volume as a result of a decrease in promotional spending and SKU rationalization efforts as the Company implements the Realignment with respect to the U.S. segment.
•Gross profit of $(0.2) million in Q2 2022 decreased by $0.8 million from Q2 2021. The decrease year-over-year was primarily due to lower sales volumes and increased inventory reserves.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, August 9, 2022, at 8:30 a.m. ET to discuss 2022 Second Quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS®, Lord Jones®, Happy Dance® and PEACE+®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products;
•the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture and relevant state regulatory authorities;
•expectations related to our Realignment and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of our exit from our facility in Stayner, Ontario (the “Stayner Facility”) and the expected costs and benefits from the wind-down of the Stayner Facility;
•our ability to effectively wind-down the Stayner Facility in an organized fashion and acquire raw materials from other suppliers, including Cronos GrowCo and the costs and timing associated therewith;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived cannabinoid consumer products and cannabis products;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•expectations regarding the implementation and effectiveness of key personnel changes;

•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•the potential exercise of one warrant of the Company included as part of the Altria Investment, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;
•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the Ginkgo Strategic Partnership;
•our ability to execute on our strategy and the anticipated benefits of such strategy, including focusing on rare cannabinoids and focusing the portfolio of our U.S. hemp business on adult-use adjacent products within the direct-to-consumer channel;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•uncertainties as to our ability to exercise our option to buy Class A shares of common stock of PharmaCann Inc. (the "PharmaCann Option") in the near term or the future in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann Inc. ("PharmaCann");
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•expectations regarding our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to cultivation, including the success of large scale agriculture producers;
•expectations with respect to future sales and distribution channels and networks;
•the expected methods to be used to distribute and sell our products;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to efficiently and effectively exit the Stayner Facility, receive the benefits of the Stayner Facility wind down and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (ii) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (iii) management’s perceptions of historical trends, current conditions and expected future developments; (iv) our ability to generate cash flow from operations; (v) general economic, financial market, regulatory and political conditions in which we operate; (vi) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vii) consumer interest in our products; (viii) competition; (ix) anticipated and unanticipated costs; (x) government regulation of our activities and products including, but not limited to, the areas of taxation and environmental protection; (xi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xii) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xiii) our ability to conduct operations in a safe, efficient and effective manner; (xiv) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xv) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and employee turnover related thereto; (xvi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xvii) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; and (xviii) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the Securities and Exchange Commission (“SEC”) and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to exit the Stayner Facility in an organized fashion or achieve the anticipated benefits of the exit or be able to access raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; the risk that the COVID-19 pandemic and the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; the risks that our Realignment, the closure of the Stayner Facility and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully-diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our remediation of material weaknesses in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts)

	As of June 30, 2022	As of December 31, 2021
Assets	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$789,543	$886,973
Short-term investments	155,352	117,684
Accounts receivable, net	19,375	22,067
Other receivables	2,175	5,765
Current portion of loans receivable, net	7,613	5,460
Inventory, net	39,842	32,802
Prepaids and other current assets	12,150	8,967
Total current assets	1,026,050	1,079,718
Equity method investments, net	21,731	16,764
Other investments	108,669	118,392
Non-current portion of loans receivable, net	78,436	80,635
Property, plant and equipment, net	66,316	74,070
Right-of-use assets	6,113	8,882
Goodwill	1,087	1,098
Intangible assets, net	23,722	18,079
Other	89	100
Total assets	$1,332,213	$1,397,738

Liabilities
Current liabilities
Accounts payable	$12,449	$11,218
Accrued liabilities	23,905	26,069
Current portion of lease obligation	2,267	2,711
Derivative liabilities	574	14,375
Total current liabilities	39,195	54,373
Due to non-controlling interests	1,356	1,913
Non-current portion of lease obligation	6,653	7,095
Deferred income tax liability	46	81
Total liabilities	47,250	63,462

Shareholders’ equity
Share capital	604,626	595,497
Additional paid-in capital	35,198	32,465
Retained earnings	606,557	659,416
Accumulated other comprehensive income	41,688	49,865
Total equity attributable to shareholders of Cronos Group	1,288,069	1,337,243
Non-controlling interests	(3,106)	(2,967)
Total shareholders’ equity	1,284,963	1,334,276
Total liabilities and shareholders’ equity	$1,332,213	$1,397,738

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Loss
(In thousands of U.S. dollars, except share and per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net revenue, before excise taxes	$28,554	$18,848	$57,960	$33,502
Excise taxes	(5,493)	(3,226)	(9,866)	(5,269)
Net revenue	23,061	15,622	48,094	28,233
Cost of sales	18,941	19,445	37,048	35,019
Inventory write-down	—	11,961	—	11,961
Gross profit	4,120	(15,784)	11,046	(18,747)
Operating expenses
Sales and marketing	5,582	13,209	10,594	23,463
Research and development	4,302	5,199	8,341	10,301
General and administrative	17,005	22,417	39,373	44,323
Restructuring costs	1,270	—	4,354	—
Share-based compensation	2,616	2,565	6,302	5,064
Depreciation and amortization	1,411	1,043	2,704	1,778
Impairment loss on goodwill and indefinite-lived intangible assets	—	234,914	—	234,914
Impairment loss on long-lived assets	—	1,214	3,493	2,955
Total operating expenses	32,186	280,561	75,161	322,798
Operating loss	(28,066)	(296,345)	(64,115)	(341,545)
Other income
Interest income, net	3,775	2,293	5,821	4,622
Gain (loss) on revaluation of derivative liabilities	3,410	115,248	13,829	(1,626)
Share of income (loss) from equity method investments	5,197	(1,115)	5,197	(2,758)
Gain (loss) on revaluation of financial instruments	(2,112)	77	2,156	(123)
Impairment loss on other investments	—	—	(11,238)	—
Foreign currency transaction loss	(2,852)	—	(4,724)	—
Other, net	2	1,050	137	1,034
Total other income	7,420	117,553	11,178	1,149
Loss before income taxes	(20,646)	(178,792)	(52,937)	(340,396)
Income tax expense (benefit)	(308)	—	54	—
Loss from continuing operations	(20,338)	(178,792)	(52,991)	(340,396)
Loss from discontinued operations	—	(561)	—	(582)
Net loss	(20,338)	(179,353)	(52,991)	(340,978)
Net loss attributable to non-controlling interest	(117)	(279)	(132)	(592)
Net loss attributable to Cronos Group	$(20,221)	$(179,074)	$(52,859)	$(340,386)
Comprehensive loss
Net loss	$(20,338)	$(179,353)	$(52,991)	$(340,978)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(24,161)	13,470	(8,184)	29,754
Comprehensive loss	(44,499)	(165,883)	(61,175)	(311,224)
Comprehensive income (loss) attributable to non-controlling interests	122	(394)	(139)	432
Comprehensive loss attributable to Cronos Group	$(44,621)	$(165,489)	$(61,036)	$(311,656)
Net loss from continuing operations per share
Basic - continuing operations	$(0.05)	$(0.48)	$(0.14)	$(0.92)
Diluted - continuing operations	$(0.05)	$(0.48)	$(0.14)	$(0.92)
Weighted average number of outstanding shares
Basic	376,031,860	371,721,382	375,530,077	367,391,118
Diluted	376,031,860	371,721,382	375,530,077	367,391,118

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2022	2021
Operating activities
Net loss	$(52,991)	$(340,978)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	6,302	5,064
Depreciation and amortization	7,051	5,083
Impairment loss on goodwill and indefinite-lived intangible assets	—	234,914
Impairment loss on long-lived assets	3,493	2,955
Impairment loss on other investments	11,238	—
(Income) loss from investments	(7,193)	2,758
(Gain) loss on revaluation of derivative liabilities	(13,829)	1,626
Changes in expected credit losses on long-term financial assets	(655)	—
Foreign currency transaction loss	4,724	—
Other non-cash operating activities, net	(1,956)	(1,192)
Changes in operating assets and liabilities:
Accounts receivable, net	1,981	(2,194)
Other receivables	3,590	6,960
Prepaids and other current assets	(3,759)	1,268
Inventory	(8,145)	10,951
Accounts payable and accrued liabilities	(1,042)	(13,412)
Cash flows used in operating activities	(51,191)	(86,197)
Investing activities
Purchase of short-term investments	(157,300)	(120,180)
Proceeds from short-term investments	117,975	136,204
Purchase of other investments	—	(110,392)
(Advances) repayments on loan receivables	1,573	(5,064)
Purchase of property, plant and equipment	(2,218)	(8,347)
Purchase of intangible assets	(421)	(843)
Other investing activities	70	2,059
Cash flows used in investing activities	(40,321)	(106,563)
Financing activities
Withholding taxes paid on share-based awards	(2,080)	(8,919)
Other financing activities, net	46	12
Cash flows used in financing activities	(2,034)	(8,907)
Effect of foreign currency translation on cash and cash equivalents	(3,884)	18,825
Net change in cash and cash equivalents	(97,430)	(182,842)
Cash and cash equivalents, beginning of period	886,973	1,078,023
Cash and cash equivalents, end of period	$789,543	$895,181
Supplemental cash flow information
Interest paid	$—	$—
Interest received	3,490	2,961
Income taxes paid	140	858

Non-GAAP Measures

Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance of our operating segments. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of income (loss) from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; share-based compensation; and financial statement review costs (and reserves) related to the restatements of the Company's 2019 and 2021 interim financial statements, including the costs related to the Company's responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

(In thousands of U.S. dollars)	Three months ended June 30, 2022
	United States	Rest of World	Corporate	Total
Net loss	$(4,498)	$(8,759)	$(7,081)	$(20,338)
Interest income, net	(426)	(3,349)	—	(3,775)
Income tax benefit	—	(308)	—	(308)
Share of income from equity method investments	—	(5,197)	—	(5,197)
Gain on revaluation of derivative liabilities(iii)	—	(3,410)	—	(3,410)
Loss on revaluation of financial instruments(v)	—	2,112	—	2,112
Foreign currency transaction loss	—	2,852	—	2,852
Other, net(vii)	—	(2)	—	(2)
Restructuring costs(ix)	292	978	—	1,270
Share-based compensation(x)	473	2,143	—	2,616
Financial statement review costs(xi)	—	—	1,154	1,154
Depreciation and amortization	282	3,945	—	4,227
Adjusted EBITDA	$(3,877)	$(8,995)	$(5,927)	$(18,799)

(In thousands of U.S. dollars)	Three months ended June 30, 2021
	United States	Rest of World	Corporate	Total
Net income (loss)	$(247,847)	$79,627	$(11,133)	$(179,353)
Interest income, net	(20)	(2,273)	—	(2,293)
Share of loss from equity method investments	—	1,115	—	1,115
Impairment loss on goodwill and indefinite-lived intangible assets(i)	234,914	—	—	234,914
Impairment loss on long-lived assets(ii)	1,214	—	—	1,214
Gain on revaluation of derivative liabilities(iii)	—	(115,248)	—	(115,248)
Transaction costs(iv)	—	—	2,758	2,758
Gain on revaluation of financial instruments(v)	—	(77)	—	(77)
Other, net(vii)	—	(1,050)	—	(1,050)
Loss from discontinued operations(viii)	—	561	—	561
Share-based compensation(x)	822	1,743	—	2,565
Financial statement review costs(xi)	—	—	1,932	1,932
Depreciation and amortization	206	2,997	—	3,203
Adjusted EBITDA	$(10,711)	$(32,605)	$(6,443)	$(49,759)

(In thousands of U.S. dollars)	Six months ended June 30, 2022
	United States	Rest of World	Corporate	Total
Net loss	$(26,714)	$(6,745)	$(19,532)	$(52,991)
Interest income, net	(455)	(5,366)	—	(5,821)
Income tax expense	—	54	—	54
Share of income from equity method investments	—	(5,197)	—	(5,197)
Impairment loss on long-lived assets(ii)	—	3,493	—	3,493
Gain on revaluation of derivative liabilities(iii)	—	(13,829)	—	(13,829)
Gain on revaluation of financial instruments(v)	—	(2,156)	—	(2,156)
Impairment loss on other investment(vi)	11,238	—	—	11,238
Foreign currency transaction loss	—	4,724	—	4,724
Other, net(vii)	—	(137)	—	(137)
Restructuring costs(ix)	1,345	3,009	—	4,354
Share-based compensation(x)	2,909	3,393	—	6,302
Financial statement review costs(xi)	—	—	5,216	5,216
Depreciation and amortization	714	6,337	—	7,051
Adjusted EBITDA	$(10,963)	$(12,420)	$(14,316)	$(37,699)

(In thousands of U.S. dollars)	Six months ended June 30, 2021
	United States	Rest of World	Corporate	Total
Net loss	$(259,939)	$(62,520)	$(18,519)	$(340,978)
Interest income, net	(23)	(4,599)	—	(4,622)
Share of loss from equity method investments	—	2,758	—	2,758
Impairment loss on goodwill and indefinite-lived intangible assets(i)	234,914	—	—	234,914
Impairment loss on long-lived assets(ii)	2,955	—	—	2,955
Loss on revaluation of derivative liabilities(iii)	—	1,626	—	1,626
Transaction costs(iv)	—	—	3,259	3,259
Loss on revaluation of financial instruments(v)	—	123	—	123
Other, net(vii)	—	(1,034)	—	(1,034)
Loss from discontinued operations(viii)	—	582	—	582
Share-based compensation(x)	1,567	3,497	—	5,064
Financial statement review costs(xi)	—	—	3,937	3,937
Depreciation and amortization	305	4,778	—	5,083
Adjusted EBITDA	$(20,221)	$(54,789)	$(11,323)	$(86,333)
(i)For the three and six months ended June 30, 2021, impairment on goodwill and indefinite-lived intangible assets relates to impairment on goodwill and indefinite-lived intangible assets related to the Company’s U.S. segment.
(ii)For the six months ended June 30, 2022, impairment loss on long-lived assets related to the Company’s decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022. For the three months ended June 30, 2021, impairment loss on long-lived assets relates to an impairment on property, plant and equipment in the U.S. segment. For the six months ended June 30, 2021, impairment loss on long-lived assets relates to the aforementioned impairment loss on property, plant and equipment as well as an impairment loss on leased premises in the U.S. segment from the first quarter of 2021.
(iii)For the three and six months ended June 30, 2022 and 2021, (gain) loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.
(iv)For the three and six months ended June 30, 2021, transaction costs represent legal, financial and other advisory fees and expenses incurred in connection with various strategic investments. These costs are included in general and administrative expenses on the condensed consolidated statements of net loss and comprehensive loss.
(v)For the three and six months ended June 30, 2022, (gain) loss on revaluation of financial instruments related primarily to the Company’s equity securities in Cronos Australia. For three and six months ended June 30, 2021, (gain) loss on revaluation of financial instruments related primarily to revaluations of financial liabilities resulting from the Company’s deferred share units issued to certain non-employee directors.
(vi)For the six months ended June 30, 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.
(vii)For the three and six months ended June 30, 2022, other, net related (gain) loss on disposal of assets. For the three and six months ended June 30, 2021, other, net primarily related to the gain recorded on sale of the Company's Winnipeg facility previously designated as held-for-sale in the first quarter of 2021.
(viii)For the three and six months ended June 30, 2021, loss from discontinued operations related to the discontinuance of Original B.C. Ltd.
(ix)For the three and six months ended June 30, 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment, including the planned exit of the Stayner facility.
(x)For the three and six months ended June 30, 2022 and 2021, share-based compensation related to the vesting expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(xi)For the three and six months ended June 30, 2022 and 2021, financial statement review costs include costs and reserves taken related to the restatements of the Company’s 2019 and second quarter 2021 interim financial statements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to such restatements and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.

Foreign currency exchange rates

All currency amounts in this press release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of June 30, 2022, June 30, 2021 and December 31, 2021. Transactions affecting shareholders’ equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company’s foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2022	June 30, 2021	December 31, 2021
Quarter-to-date average rate	1.2765	1.2293	N/A
Spot rate	1.2874	1.2395	1.2746
Year-to-date average rate	1.2715	1.2481	1.2541

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com